Exhibit 99.1

REPRINTED FROM JULY 18, 2005

(Graphic Omitted)

Stratos International, Inc. (STLW)

(Graphic Omitted)

BARRY HOLLINGSWORTH has been Chief Financial Officer of Stratos Inc., since February 2005. From 2004 until his appointment as CFO, Mr. was Vice President of Finance and Administration for Stratos. Prior to from 2000 through 2003, he served as Director of Finance at Heidrick International, one of the world’s premier providers of executive-leadership consulting services. From 1994 through 2000, Mr. Hollingsworth employed by Tribune Company, one of the country’s premier media companies, he served in various capacities including internal audit and investor Hollingsworth holds a Bachelor’s degree from Northern Illinois Master’s in Business Administration from DePaul University. He is Accountant and holds the Chartered Financial Analyst designation.

(ACC614)     TWST: Can we start out with an overview of Stratos and how you see the company at this point?

Mr.     Hollingsworth: We are a leading technology company, headquartered in Chicago. We design, develop and manufacture components and sub-systems. These are somewhat broad categories. Our niches are in optical, optoelectronic, radio frequency and microwave components. That may sound like a complex mix of products, but we have a fairly straightforward and simple business model.

Stratos went public in June 2000, having been spun off from Methode Electronics. As you may recall, that was just before the windows closed on the IPO market. We currently employ approximately 550 people. A good way to describe this company is that we are truly at a transition or an inflection point in our history. The first three or four years of our public life were challenging because we had just gotten off the wave of the telecom growth in the late 1990s.

We saw business becoming soft very early on in 2000 and for the next three or four years. At this point, we’ve cycled through a lot of it. One of the things that we have done to combat the business conditions in the last few years is we went through a series of cost reduction strategies. But more important, one of the other things that we did was to shift our strategy to go well beyond just the telecom sector and migrate into other end markets that can use some of the same technology that we offer in the telecom space. That includes military and aerospace, for example, which now are very important parts of our business strategy. When our core telecom markets began to dry up in 2001 and 2002, we had the existing customer traction and relationships in different areas to shift our focus. We began to expand our harsh environment product line and offer increasingly integrated sub-systems to the military, video and broadcast markets.

Our company has a rich history of optical and mechanical packaging expertise and we’ve been a pioneer in developing innovative products for our customers. This expertise has allowed us to amass a broad range of products and build a strong intellectual property portfolio of more than 100 patents.

TWST: What is the product line at this point?

Mr.     Hollingsworth: Our products can be broadly segmented into those with an optical and those with a copper emphasis.

On the optical side, we manufacture and design and develop fiber optic technology, and right now, that’s about half of our business. When I say fiber optic technology, I’m talking about the transceivers and connectors that are used to connect and transmit fiber optic communications. Transceivers are optical products, while the underlying technology of chips, drivers, analytical diagnostics and related software is primarily electronic. It’s a good business. This whole sector was characterized by overcapacity over the last few years, and I believe that we’ve cycled through a lot of that.

The other half of our business is RF (radio frequency) and microwave connectors. We acquired a company called Sterling Holding Company in November 2003, a leader in RF and microwave interconnect technology. That organization is based in Mesa, Arizona. We develop and manufacture connectors used in RF and microwave installations. We thought it would be a very good fit with our business, and it has turned out to be very much the case.

Our RF Microwave group designs, manufactures and supplies a broad range of connectors, subsystems and custom cable interconnect products. Almost all of our copper products are coaxial, twinaxial or triaxial and involve cable with those same characteristics.

These are marketed under the well-recognized Trompeter and Semflex brands. These two brands market an extensive range of components for the military, telecom, enterprise and broadcast video markets. Both Trompeter and Semflex have a strong brand reputation for high quality and high-performance products.

We have about 300 employees working in this group, which generates about 50% of our revenues.

Nowadays, the end markets we serve are primarily in telecom and enterprise, military, and broadcast video. This balance of markets provides greater stability of product revenues over various market cycles.

There is a lot of customer overlap between the optical side of the business, which is here in Chicago and also in the UK, and the RF/microwave side of the business, which is on the West Coast.

TWST: Is the product line now set up to address these newer markets?

Mr.     Hollingsworth: Yes, we’ve migrated away from the traditional transceiver and connector business to go into products that lend themselves well for newer uses. I already mentioned military, but broadcast video is another growing area for this space. There is a growing trend for real time mobile broadcasting of live sports events, for instance, and events like the Grammys, the Emmys and a lot of these live events that you see broadcast on television actually are using our Stratos fiber optic transceivers on-site. You’re finding increasing need to aggregate, convert and transmit larger amounts of bandwidth and at the same time shield yourself from interference.

We’re making very good progress in migrating up the value chain in newer markets and expanding our product offerings beyond the traditional MSA transceiver business. We’re developing stronger relationships with our customers who rely more and more on Stratos for high quality technology, and the expert consultation we provide throughout the design process. We do not have any customers accounting for 10% or more of our net sales, but it is worth noting that our largest customer is General Dynamics — a very important and key strategic customer for us on both the Optical and RF Microwave side of the business. In fact, three out of our top 10 customers in the most recent quarter operate in the military market. Lockheed Martin is another one. We provide optical flex circuits and cable assemblies for development of the new Joint Strike Fighter (JSF) program for use in the US and in NATO countries. We’ve worked very closely in the JSF program through the design reviews and changes to improve manufacturability and quality. Participation in the program has opened the door for us at other JSF partners.

In addition to the JSF program, our technology is being incorporated in the next generation of military and commercial aircraft, which rely on sophisticated optical flex circuits and transceivers.

TWST: How about on the basic fiber optic side? What’s the outlook there?

Mr.     Hollingsworth: Concerning the outlook, what we’re hearing from our sales reps and from our customers is that capital expenditures are looking relatively healthy right now for your traditional fiber optic transceivers that we sell.

Emerging market opportunities are providing additional sources of growth such as residential cable and DSL, fiber-to-the-home, HDTV, military and aerospace.

We look at the various life cycles of each of our products, and make decisions based on the products life cycle, i.e., increasing the R&D efforts on a product, slowing it down, off shoring to a contact manufacturer, etc. At some point, the life cycle of a transceiver turns into a commodity. We don’t typically play in the high-volume space, which means it’s more difficult for this company to sell a purely commoditized transceiver and make a profit on it. We just don’t have the volume to support that like some of our other competitors.

TWST: Who do you compete against within this space?

Mr.     Hollingsworth: As a microcap technology company, we operate in a highly competitive landscape. On the optical side of the business, we compete with companies like Emcore, Finisar, Oplink, Optical Communications Products, Infineon, JDS Uniphase and Agilent. These are all public companies. There are also private companies that we compete against. On the RF/microwave side, we compete with companies like Amphenol, Tyco International and ADC Telecom. I can think of no other company right now that has the mix of business that we have and by that I mean the collection of RF/microwave on one side and fiber optic technology on the other side.

TWST: Is that a competitive advantage?

Mr.     Hollingsworth: We think it is because it allows us to integrate some of our R&D manufacturing and development efforts and provide products that until very recently did not even exist.

In the past couple of years, we’ve been actually marrying the two types of the business together where we now sell components that incorporate both RF/microwave connector technology along with our fiber optic technology into one sub-assembly that we sell, for instance, to broadcast video companies.

TWST: If we look out over the next two years or so, what are the goals that have been set for the company?

Mr.     Hollingsworth: We are turning the road to profitability here. We’ve got a good amount of cash on our balance sheet. One way to describe the way we envision this company is that we will be larger in terms of total sales. When you are a public company, you have to have a certain amount of critical mass to absorb the infrastructure. So that being the case, we look at acquisition opportunities on a regular basis, and we will make acquisitions when they are attractive to us. If we can find a company — and there are a lot out there — that operate in our core competency or just along the fringes of our core competency, something that complements our existing product line, we’re interested in talking.

We are at a point right now where the last thing I want to do is make an acquisition of an unprofitable company with the hopes of turning that around. What I’d like to do is find a company within our scale that’s already profitable and make an acquisition maybe in the next 12 months. We are planning on growing, both organically and by acquisition.

On the organic front, the way we’re looking at this is that we’ve revamped our sales and marketing efforts to go back to some of our key strategic customers and work very closely with them in their design and development process. And we are taking the whole notion of partnership with the customer to the next level so that, when they need questions answered or problems solved, they know that they can turn to Stratos and expect very quick turnaround and tight collaboration on their efforts.

TWST: When you talk about acquisitions, what are you looking for?

Mr.     Hollingsworth: I have to be careful about generalizing on that because invariably there is going to be a company that doesn’t really fit exactly with what I described that may be attractive to us. But notwithstanding that, a company in the $20 million or $30 million range or even larger that is profitable and manufactures some of the same products that we have would be attractive to us; that’s what we’re looking for. And that could be a public company or it could be a private company.

We don’t necessarily want to get involved with a handful of smaller acquisitions because an acquisition can tie up a lot of resources and take up a lot of our energy, and I would rather go for a larger acquisition as opposed to looking at smaller companies on a piecemeal basis.

A perfect example of a good acquisition is the Sterling merger in 2003. That was one of the smartest things that we could have done because that business is profitable. It has very attractive EBITDA margins and it’s helped us maintain our cash.

TWST: With something like Sterling, how does it get folded in and were you able to develop a culture that works for everybody?

Mr.     Hollingsworth: The Sterling acquisition was made 18 months ago. We are redirecting our efforts to integrate certain aspects of that acquisition. Certainly, things like back office operations, banking relationships, insurance relationships, accounting and finance, and even sales and marketing can be integrated relatively easy. Now, when it comes to the actual on-the-floor manufacturing of the product, those aspects of the operations sometimes lend themselves well to integration and sometimes they don’t. But there’s plenty to do in terms of integrating the administrative side of the business before we go toward the operating side of it.

The Sterling organization has an excellent culture. It’s a group of very hard working and dedicated people. I would describe Sterling as an organizational culture of growth, development and achievement. We are cross-pollinating best practices from each organization ultimately to create a seamless, boundary-free company to serve our customers whenever and wherever they need us. We are working towards uniting our unmatched set of technological capabilities and diverse talents into a single, potent force.

TWST: Do you have the financial resources at this point that you need?

Mr.     Hollingsworth: Yes. In general, we do have good financial resources at our disposal. We have $30 plus million of cash on our balance sheet. That is going to work very well for us as we start looking earnestly at merger and acquisition opportunities. We have zero longterm debt. We have a very healthy current ratio of four to one. So our financial position is very strong and it’s more than what you can say for a lot of other companies in this space that went public in our time period, not that we didn’t make mistakes in burning through cash because a lot of companies did. But we are still here, we are still strong and we have a good financial position.

TWST: Are you big enough at this point to remain independent or could you become a target?

Mr.     Hollingsworth: We could always become the target, and the bottom line is, anything that makes sense for the shareholders, we’ll work toward. We are a small company, we have lots of cash, and we are trading at a low multiple, so we could be a target candidate for some companies out there.

TWST: Is the market reflecting the progress that you have made yet?

Mr.     Hollingsworth: I think the market is slowly reflecting that. One thing I do is put a list together of about a dozen other publicly held companies that operate in our space. I compare various multiples, revenue multiples, EBITDA multiples, price to book, and I look at that very closely and share that with our Board. We’re trading at a discount to our peers, and we have been for a while now. One of the reasons for that is the prior historical results of this company. We are making progress on changing that, and you are seeing our multiples slowly increase because of it. If you ask me, “Are we fairly valued?” I would say absolutely not. I think there is a lot of room for this company, and I think we’re becoming increasingly attractive to value investors.

TWST: When you do talk to investors at this point, what’s the prime question you are being asked?

Mr.     Hollingsworth: A common thread would be, “What is the time line for profitability?” We haven’t given specific guidance on that. But we have made a tremendous amount of progress over the last couple of quarters. Another area that we get asked on is about our balance sheet. How much of our assets can we monetize in the short-term future? There are some assets that could be turning into cash sometime down the horizon. Value investors are very interested in that. And of course, they are also interested in what we plan on doing with the cash.

TWST: If you were sitting down with some potential longer-term investors at this point, what two or three reasons would you give them to take a look at Stratos?

Mr.     Hollingsworth: One, we are a turnaround story. There is a disconnect in the stock price based on history, and that’s all changed now. Two, we have long-term objectives in place. We are going to build this business into something bigger over the next few years. And we are going to do it at a measured and profitable manner. We still, fortunately for us and fortunately for the investors, have cash on our balance sheet, and we are going to be very careful about that.

TWST: In terms of the cash, if you can’t find appropriate acquisitions, what are you going to do?

Mr.     Hollingsworth: There are other options. One would be to invest the cash organically into the business and invest it into carefully directed R&D spending, for instance, or to new products and into cap ex that would allow us to increase and diversify our revenue stream.

Acquisitions fall into different categories. One would be an outright acquisition of a company, of a manufacturing facility, for instance. But there is also the potential to acquire pure technology, if it’s appropriate in our case. That’s one area that you have to be very careful about. Another area would be the possibility of investing in more talent in this organization. The last thing we want to do is just sit on excess cash because that doesn’t make sense from an investor standpoint. Why should we sit on our cash and earn 3% when we can do more, given the opportunities available to us? It’s very important that we do use our cash wisely over the next few years, whether internally or via acquisition.

TWST: Talking about the company management at this point, you have indicated that you are relatively new. What have you found and have you got the right direction going?

Mr.     Hollingsworth: We have a new management team. I have been the CFO here since February. Our Chief Executive, Andy Harris, has been onboard since December, and we’ve redeveloped our efforts to strengthen our customer relationships and turn this into a profitable and viable business.

Our RF Microwave and Military Optics groups are headed by Joe Norwood, who comes from Sterling Holding Company, where he was Chief Executive Officer. Prior to Sterling, Joe was Vice President of Amphenol Corporation in charge of their RF/Microwave and Fiber Optic Products divisions.

Richard Durrant heads our Chicago Optics group and UK Fiber Optics. Richard was a co-Founder of a highly successful start-up fiber company in the UK that later became our UK Optics Group.

We have some good people on our Board of Directors. Four out of the six members of our current Board are independent. Our Board is committed to excellent corporate governance and responsiveness to shareholder demands. In this environment, it is critical that we focus on corporate governance — we take our fiduciary duties seriously.

You asked about the company management; that’s only part of the picture. I know it sounds like a cliché but all of our employees really do determine our success.

It’s imperative that we create and sustain an engaging, challenging atmosphere where the finest engineers and other professionals can flourish.

One of the things that we have been involved with over the past few months is to re-engage ourselves with the customers. We look at who our top customers are on a monthly basis, and we are introducing our full management team to our top customers in the spirit of engaging in meaningful dialog with them. It’s an important part of this business. One of the things that you find in this space is a lot of companies, particularly the smaller technology manufacturers, tend to be very product focused to the point where it’s detrimental to their customer relationships. We want to be known as the company that’s easy to do business with. It’s the mantra that we use around here; we’re easy to do business with. So whenever we meet out of town, whether it be for investors or suppliers, we try to piggyback our customer business as well just to reengage this dialog that we have with them. We think that building customer relationships is the best way to build this business.

TWST: Thank you.

BARRY HOLLINGSWORTH
CFO
Stratos International, Inc.
7444 West Wilson Avenue
Chicago, IL 60706
(708)867-9600
(708) 867-4140 — FAX
www.stratoslightwave.com

© 2005 The Wall Street Transcript, 67 Wall Street, NYC 10005Tel:
(212) 952-7400 • Fax: (212) 668-9842 • Website: www.twst.com